WILLIAMS LAW GROUP, P.A.
                             2503 West Gardner Court
                                 Tampa, FL 33611
                               Phone: 813.831.9348
                                Fax: 813.823.5284

October 11, 2004

China Hotel Holdings, Inc.

Via Telefax

Re:      Legality Opinion
         Transferability of certain shares without restrictions under Rule 144

Dear Sirs:

I have acted as counsel for China Hotel Holdings, Inc. (the "Company"), in connection with the preparation and filing of the Company's Registration statement on Form SB-2 under the Securities Act of 1933, as amended, (the "Registration Statement"), relating to 350,000 shares (the "Shares") of the Company's common stock, (the "Common Stock"), previously issued to the Selling Stockholders as set forth in the Registration Statement.

This opinion has been prepared and is to be construed in accordance with the Report on Standards for Florida Opinions dated September 8, 1991, issued by the Business Law Section of the Florida Bar (the "Report"). The Report is incorporated by reference into this opinion. In rendering this opinion, we have examined original, photostatic or certified copies of certain records, including the Company's SEC filings and minutes related thereto.

For the purpose of rendering this opinion:

      o We have assumed that no person or entity has engaged in fraud or misrepresentations regarding the inducement relating to, or the execution or delivery of, the documents reviewed;

      o We have relied solely upon representations of the Company without investigation;

      o     We have made certain assumptions upon which this opinion is based;
            and

      o We have examined such corporate documents and records and have made such legal and factual examinations and inquiries and have relied upon such certificates, statements, representations or affidavits of the company, as well as corporate or other records of the company and certificates of public officials or opinions and documents of others as we deemed necessary or appropriate. In such examination, we have assumed the genuineness of all signatures on originals and certified or otherwise identified documents and/or the conformity to originals or certified or otherwise identified documents or all copies submitted to us as conformed or as accurate copies.

In the event that any of the facts or assumptions are different from those which have been furnished to us and/or upon which we have relied, the opinions as set forth below cannot be relied upon.

Based on the foregoing examination, I am of the opinion that the 350,000 shares of Common Stock previously issued to the Selling Stockholders and registered under the Registration Statement are duly authorized and are duly and validly issued, fully paid and nonassessable. Further, when sold under the effective Registration Statement, the Shares may be transferred free and clear of all restrictions and the Shares shall not bear any restrictive legend.

I hereby consent to the use of this opinion as an exhibit to the Registration Statement. In giving this consent, I do not hereby admit that I come within the category of a person whose consent is required under Section7 of the Act, or the general rules and regulations thereunder.

I also consent to your furnishing this opinion to the transfer agent, who may rely thereon.

If you have any questions, please do not hesitate to contact this office.


                                                     Sincerely,

                                                     /s/  Michael T. Williams

                                                     Michael T. Williams, Esq.